Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 22, 2022, on the consolidated financial statements of ElectraMeccanica Vehicles Corp., which comprise the consolidated statements of financial position as at December 31, 2021 and December 31, 2020, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes which are incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

August 4, 2022

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.  KPMG Canada provides services to KPMG LLP.